Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Community Bankers Trust Corporation

Richmond, Virginia

We consent to the incorporation by reference in Registration Statement of Community Bankers Trust Corporation and Subsidiary relating to the Community Bankers Trust Corporation 2009 Stock Incentive Plan on Form S-8 (No. 333-173418) of our report dated March 13, 2015, relating to our audit of consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2014, which appears in this Annual Report on Form 10-K of Community Bankers Trust Corporation and Subsidiary for the year ended December 31, 2016.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

March 16, 2017